                                                                    Exhibit 99.1

Mr John Ryan
Chairmain of the Board
Macrovision Corporation

October 8, 2004

Dear John:

Please accept my resignation from the board of directors of Macrovision Corporation, effective today.

I can't say how much of a pleasure it has been working with all of you. From the time of the Globetrotter acquisition, I never would have imagined how warm a reception you and your team would give me and everyone at Globetrotter.

I wish you and everyone at Macrovision all the best in the future, both professionally and personally.

Sincerely,

Matt

cc: Board of Directors, Macrovision Corporation